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                                                                    EXHIBIT 10.3



                           BROWNING-FERRIS INDUSTRIES
                            LONG-TERM INCENTIVE PLAN


                   ARTICLE I. PURPOSE AND GENERAL DESCRIPTION

The purpose of the Long-Term Incentive Plan (the "Plan") of Browning-Ferris Industries, Inc. (the "Company") is to align the interest of the Company's management and shareholders. Specifically, the Plan's objectives are to:

    o Focus management's attention on accomplishing results that lead to increases in shareholder value;

    o    Support the financial objectives of the Company; and

    o Offer a results-based compensation program that is competitive and delivers superior rewards for exceptional results.

Participants in the Plan will receive Awards of Performance Shares which will vest in segments subject to the Company's attaining specified Performance Goals or Hurdles during the Performance Period of the Plan, as set forth herein. The Performance Hurdles include the attainment of Cumulative Cash Value Amounts and specified Moving Average Stock Prices. The Performance Period will be the five years beginning October 1, 1996, subject to earlier termination as set forth herein.


                            ARTICLE II. DEFINITIONS

1. As used in the Plan, the following terms shall have the meanings set forth below:

         "After-Tax Interest Expense" means the Interest Expense of the Company, net of Interest Income, adjusted for income taxes based on the effective tax rate or rates utilized in the Company's financial statements for the period or periods for which the determination is being made, excluding the effect on such tax rates of any special charges at the discretion of the Committee.

         "Average Gross Assets" means for any period the average of the Gross Assets at the end of the immediately preceding fiscal year and at the end of each fiscal quarter (including the fourth fiscal quarter) ending on or prior to the date of such determination. Average Gross Assets shall be calculated at the end of each fiscal year and at the end of each fiscal quarter in such fiscal year during the Performance Period.

         "Award" means any grant of Performance Shares under the Plan to a Participant by the Committee.
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         "Award Agreement" means a written agreement with respect to an Award between the Company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

         "Board" shall mean the Board of Directors of the Company.

         "Business Day" means any day on which the Stock Exchange is open for trading.

         "Capital Charge" means for any period the Average Gross Assets for the period multiplied by the Cost of Capital applicable to the period.

         "Cash Value Added" or "CVA" means for any period (1) Operating Cash Flow (whether positive or negative) less the Capital Charge applicable to the period. Cash Value Added or CVA shall be determined as of the end of each fiscal year and of each fiscal quarter in any partial fiscal year during the Performance Period.

         "Change in Control," for all purposes of the Plan, shall be deemed to have occurred if any of the following events shall occur (with or without the approval of the Board):

         (a) more than 25% of the voting power of the Company's outstanding securities entitled to vote in elections of directors shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except with respect to any Participant who is included in any such person; or

         (b) as the result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors of the Company immediately before any such transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Commission" shall mean the Securities and Exchange Commission.

         "Committee" means the Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons, each of whom is an "outside director" within the meaning of Section 162(m) of the Code.

         "Common Stock" or "Shares" shall mean the shares of Common Stock, par value $.16-2/3 a share, of the Company.


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         "Company" means Browning-Ferris Industries, Inc., a Delaware corporation, and its successors and assigns.

         "Continuing Environmental Accruals" means long-term environmental and landfill costs associated with obligations for closure and post-closure of the Company's landfills, corrective actions and remediations at certain of these landfill facilities and corrective actions at Superfund sites (excluding any such costs associated with discontinued operations of the Company), determined as set forth in the financial statements of the Company.

         "Cost of Capital" means 13% per annum for all purposes of the Plan during the Performance Period.

         "Cumulative Cash Value Added" or "Cumulative CVA" means the sum of the Cash Value Added during each fiscal year and each fiscal quarter in each partial fiscal year from October 1, 1996, to the date of any such determination.

         "Disability" means any physical or mental condition of any Participant continuing for more than six (6) months which, in the sole judgment of the Committee, is likely to continue and to prevent the Participant from having any significant influence on the financial performance of the Company.

         "Dividend Equivalent" means an amount in cash equal to (i) the cash dividends declared on each share of Common Stock from October 1, 1996, to the date of vesting of any Performance Shares (including any Performance Shares which vest as a result of a Change in Control) multiplied by (ii) the number of Performance Shares vesting on any such date.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Forfeiture Termination of Employment" means (i) any termination of employment of a Participant for cause or (ii) any voluntary termination of employment by a Participation prior to Normal Retirement Age.

         "GAAP" means generally accepted accounting principles.

         "Gross Assets" means at any time (a) the total of (i) the book value of the Company's assets, plus (ii) accumulated Depreciation and Amortization, plus (iii) Pooling-of-Interests Goodwill during the Performance Period, plus (iv) any other reductions in the net book value of the assets prior to disposition of the assets, less (b) the total of (i) non-interest bearing current liabilities, plus (ii) Deferred Tax Liabilities, plus (iii) Continuing Environmental Accruals of the Company.


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         "Moving Average Stock Price" means the average closing price of a share of Common Stock as reported on the Stock Exchange composite tape for each Business Day in the period beginning on any Business Day and ending on the immediately preceding date which is also a Business Day (or the next date which is a Business Day) in the third month thereafter. For example, the Moving Average Stock Price would be determined during the periods February 3 to May 2, 1997, and February 25 to May 25, 1998.

         "Normal Retirement Age" means 65.

         "Operating Cash Flow" means for any period the sum of (i) Net Income,
         (ii) Minority Interest, (iii) Depreciation, (iv) Amortization, (v) After-Tax Interest Expense, and (vi) asset impairment write-downs or other special charges during the period (except to the extent such write-downs or charges constitute Extraordinary Items), increased by any Extraordinary Losses or decreased by any Extraordinary Income during the period. Operating Cash Flow shall be determined for each fiscal year and for each fiscal quarter in any partial fiscal year during the Performance Period.

         "Participant" means an officer or key employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan.

         "Performance Goals" or "Hurdles" in respect to Awards of Performance Shares mean the Cumulative CVA and Moving Average Stock Price standards established pursuant to Paragraph 1 of Article V hereof, as amended by the Committee in compliance with the provisions of Paragraph 2 of Article V hereof.

         "Performance Period" means the five year period beginning October 1, 1996, and ending September 30, 2001, subject to earlier termination at the discretion of the Committee.

         "Performance Shares" shall mean shares of Common Stock subject to an Award granted pursuant to Article VI and deliverable upon attainment of the Performance Goals.

         "Plan" shall mean the Browning-Ferris Industries, Inc. Long Term Incentive Plan.

         "Pooling-of-Interests Goodwill" means, in connection with any acquisition made by the Company during the Performance Period and accounted for as a pooling-of-interests, an amount equal to the closing price of a Share of Common Stock on the Stock Exchange on the date of consummation of the acquisition multiplied by the number of Shares issued in connection with the acquisition less the stockholders' equity, partners' equity or other applicable measurement of equity of the business acquired.


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         "Section 162(m)" shall mean Section 162(m) of the Code and the regulations promulgated thereunder.

         "Stock Exchange" means the New York Stock Exchange, Inc. ("NYSE") or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.

         "Voting Stock" means securities entitled to vote in an election of Directors of the Company.

2. Recognized definitions under GAAP, if applicable, shall be used in determining any accounting item hereunder, including, without limitation, Amortization, current liabilities, Deferred Tax Liabilities, Depreciation, Extraordinary Items, Extraordinary Losses, Extraordinary Income, Interest Expense, Interest Income, Minority Interest, and Net Income (Loss). Such determinations shall be made on a consolidated basis unless not permissible pursuant to GAAP.


                          ARTICLE III. ADMINISTRATION

1.       The Plan shall be administered by the Committee.

2. Subject to the provisions of the Plan, the Committee shall have the authority in its sole discretion to administer and interpret the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to select the Participants; to determine the Disability of any Participant; to determine the number of Performance Shares subject to any Award; to determine whether, to what extent and under what circumstances any Award may be settled, canceled, forfeited, exchanged, or surrendered, whether upon termination of employment or otherwise; to waive or modify any condition applicable to an Award subject to compliance with Section 162(m); to make adjustments in the performance goals of an Award (i) in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, subject to compliance with Section 162(m), if applicable, or (ii) in response to changes in applicable laws, regulations, or accounting principles; to interpret the Plan; to establish, amend or rescind any administrative policies; to determine the terms and provisions of any agreements entered into hereunder; to determine or establish procedures to determine whether Performance Goals have been attained; to terminate the Plan after four (4) years if the Committee so determines in its discretion; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and


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         to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive; provided, however, that no action shall be taken which will prevent Awards granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 under the Exchange Act or any subsequent comparable rule; and, provided further, that no action shall be taken which will prevent Awards hereunder that are intended to provide "performance-based compensation," within the meaning of Section 162(m), from doing so.


                               ARTICLE IV. AWARDS

1. Awards under the Plan shall consist of Performance Shares. Awards of Performance Shares shall not provide the Participant with rights to dividends or voting rights prior to the Participant becoming the holder of record of shares issued pursuant to an Award, except for the right to receive a Dividend Equivalent pursuant to Paragraph 3 of
         Article V. The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement, and such Award Agreement shall include provisions respecting arbitration of any disputes thereunder.

2. Participants shall, except as set forth below, be eligible for and receive only one Award of Performance Shares, subject to approval of the Plan by the Shareholders of the Company. The Committee may, in its discretion, subject to compliance with Section 162(m), make an Award to an employee who becomes eligible for participation in the Plan after October 1, 1996. The number of Performance Shares subject to, and the Performance Hurdles required for vesting of, any such Award shall reflect the remaining time in the Performance Period when the Award is granted.

3. Eligible Participants include any executive named under Section 162(m) and any other officer, senior executive or other employee of the Company or its affiliates deemed by the Committee as having a significant influence on the financial performance of the Company.


                         ARTICLE V. PERFORMANCE HURDLES

1. The Performance Shares vest in four separate segments effective as of the end of any fiscal period (regardless of when any determination is actually made) when both the Cumulative CVA and Average Stock Price Performance Hurdles have been attained and are in effect as of the end of such fiscal period as set forth below:


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
                                                       Performance Hurdles
                                                       -------------------
                                                     1      2       3      4
                                                     -      -       -      -
         Cumulative CVA (in millions)               $20   $130    $240   $350
         Moving Average Stock Price                 $35   $ 40    $ 45   $ 50
         Vesting of Performance Shares               25%    25%     25%    25%
         Cumulative Vesting of Performance Shares    25%    50%     75%   100%

2. The Committee shall have the right, in its discretion, to modify, amend or otherwise adjust the Performance Hurdles, subject to compliance with the requirements of Section 162(m), if it determines an adjustment would be consistent with the objectives of the Plan, taking into account the interests of the Participants and the Shareholders of the Company. The types of events which could cause an adjustment in the Performance Hurdles include, without limitation, accounting changes which substantially affect the determination of Performance Hurdles, changes in applicable laws or regulations which affect the Performance Hurdles, divisive corporate reorganizations, including spinoffs or other distributions of property or stock, or other events which the Committee determines require an adjustment in the Performance Goals.

3. Certificates representing any shares of Common Stock vested pursuant to Paragraph 1 above shall be issued and distributed as soon as reasonably practicable after the determination that such shares have vested. The Company shall concurrently pay to each Participant any Dividend Equivalent due in connection with the vesting of such Performance Shares.


               ARTICLE VI. PERFORMANCE SHARES SUBJECT TO THE PLAN

An aggregate of 1,5000,000 shares of Common Stock shall be available for Awards of Performance Shares under the Plan, subject to adjustment in accordance with the provisions of Article IX hereof. The maximum Award to any Participant shall not exceed 200,000 Performance Shares in the aggregate. Shares of Common Stock available for issuance under the Plan may be authorized and unissued Shares or treasury shares, as the Company may from time to time determine. The Board of Directors and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and the Stock Exchange to make shares of Common Stock available for issuance pursuant to Awards. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3 issued pursuant to the Exchange Act.


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                       ARTICLE VII. SPECIAL CIRCUMSTANCES

1. Forfeiture Termination of Employment. In the event of the Forfeiture Termination of Employment of any Participant, any Award shall automatically terminate, and the Participant shall not be entitled to any Performance Shares which have not vested previously.

2. Normal Retirement, Death, Disability, Involuntary Termination. In the event of (i) the death or Disability of a Participant, (ii) the involuntary termination of employment (or notice of involuntary termination of employment) of a Participant (other than for cause) or
         (iii) the retirement from employment of a Participant after reaching Normal Retirement Age, the Participant shall, subject to approval of the Committee in the case set forth in clause (iii), be entitled to receive a prorata portion of the next segment, if any, of Performance Shares which vest and which the Participant would have been entitled to receive if he had not been terminated without cause, retired, died or become disabled but not any additional segment of Performance Shares which become vested thereafter. The proration shall be based on the date of the Participant's involuntary termination (or notice of involuntary termination, if earlier then the actual date of termination), retirement, death or Disability in relation to the date of vesting of the Performance Shares occurring immediately before (or October 1, 1996, if no such vesting date has occurred) and immediately after such involuntary termination, retirement, death or Disability date.


                  ARTICLE VIII. ADJUSTMENTS; WITHHOLDING TAXES

1. The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize
         (i) any adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business; (ii) any merger or consolidation of the Company; (iii) any issuance of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock);
         (iv) the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business; or (v) any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

2. In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock issuable pursuant to each Award and (ii) the total number of Shares reserved under the Plan shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of


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         Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board of Directors shall make appropriate adjustments to the number of shares of Common Stock issuable pursuant to each Award to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Participants and preserve, without exceeding, the value of the Awards.

3. The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of any Dividend Equivalent under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by (i) having the Company retain the number of shares of Common Stock or (ii) tendering the number of shares of Common Stock, in either case, at a value determined by the Committee to be equal to the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash, to or by the Participant, as the case may be.


                 ARTICLE IX. REGULATORY APPROVALS AND LISTINGS

Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates evidencing Shares under this Plan prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the listing of such Shares on the Stock Exchange; and (iii) the completion of any registration or other qualification of the Shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.


             ARTICLE X. NO RIGHT TO CONTINUED EMPLOYMENT OR GRANTS

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.


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                         ARTICLE XI. CHANGE IN CONTROL

1. Immediately upon a Change in Control, all outstanding Awards (except Awards held by a Participant included in any person causing a Change in Control pursuant to clause (a) of the definition of Change in Control) shall vest automatically, and all Performance Share Awards (including any Dividend Equivalent) shall be deemed earned at the maximum Performance Goal level, i.e., the Cumulative CVA shall be deemed to be $350 million and the Moving Average Stock Price shall be deemed to be $50 upon the occurrence of such Change in Control.

2. The Company shall issue certificates evidencing the shares subject to such Performance Share Awards, and a check in payment of any Dividend Equivalent due in connection with the vesting of such Performance Shares, within 10 days after the effective date of the Change in Control.

3. It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an "excess parachute payment" within the meaning of Section 280G of the Code; and
         (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such "excess parachute payment" and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company to permit the Participant to disclaim any such payment or benefit in order to avoid the "excess parachute payment" and the excise tax resulting therefrom.

         Accordingly, the Participant may, at the Participant's option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute "excess parachute payments," and it shall be the Participant's choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid "excess parachute payments."


                          ARTICLE XII. GOVERNING LAWS

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.


                      ARTICLE XIII. RIGHTS AS SHAREHOLDERS

A Participant shall have no rights as a shareholder until he or she becomes the holder of record.


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              ARTICLE XIV. OTHER BENEFIT AND COMPENSATION PROGRAMS

Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, program or practice or any severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.


                       ARTICLE XV. SUCCESSORS AND ASSIGNS

The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.


                          ARTICLE XVI. EFFECTIVE DATE

This Plan shall be effective as of October 1, 1996, subject to approval by the Board. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon approval by the Company's shareholders at the annual meeting held in 1997. If the shareholders of the Company shall fail to approve this Plan at such meeting, this Plan shall terminate and cease to be of any further force or effect and all grants of Awards hereunder shall be null and void.


                          ARTICLE XVII. INTERPRETATION

The Plan as applicable to certain employees is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply with respect to such employees.


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